Golden Heaven Group Holdings Ltd. Corporate Presentation February 2023 Issuer Free Writing Prospectus dated February [ ● ], 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 17, 2023 Registration Statement No. 333 - 268166

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Golden Heaven Group Holdings Ltd . (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1928340 / 000121390023012610 /ff 12023 a 1 _goldenheaven . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriters will arrange to send you the prospectus if you contact Revere Securities LLC, 650 Fifth Av enue 35th Floor, New York, or by calling +1 (212) 688 - 2238, or contact R.F. Lafferty & Co., Inc., 40 Wall Street, 29th Floor, New York, NY 10005, or by calling (212) 293 - 90 90, or contact Golden Heaven Group Holdings Ltd. via email: group@jsyoule.com . Free Writing Prospectus Statement 1 A0

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. This presentation contains forward - looking statements about our current expectations and views of future events . These forward - looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements . You can identify some of these forward - looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions . We have based these forward - looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs . The forward - looking statements included herein relate to, among other things : our goals and strategies ; our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our dividend policy ; our expectations regarding demand for and market acceptance of our products and services ; our expectations regarding our relationships with our clients, business partners and third - parties ; the trends in, expected growth in and market size of the amusement park industry in China and globally ; our ability to maintain and enhance our market position ; our ability to continue to develop new technologies and/or upgrade our existing technologies ; developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations ; relevant governmental policies and regulations relating to our businesses and industry ; competitive environment, competitive landscape and potential competitor behavior in our industry ; overall industry outlook in our industry ; our ability to attract, train and retain executives and other employees ; our proposed use of proceeds from this offering ; the development of the global financial and capital markets ; fluctuations in inflation, interest rates and exchange rates ; general business, political, social and economic conditions in China ; the future development of the COVID - 19 pandemic and its impact on our business and industry ; and assumptions underlying or related to any of the foregoing . These forward - looking statements involve various risks and uncertainties . Although we believe that our expectations expressed in these forward - looking statements are reasonable, our expectations and our actual results could be materially different from our expectations . Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections of our prospectus . Moreover, we operate in an evolving environment . New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements . You should read thoroughly our prospectus and the documents that we refer to in our prospectus with the understanding that our actual future results may be materially different from and worse than what we expect . We qualify all of our forward - looking statements by these cautionary statements . This presentation contains information derived from government and private publications . These publications include forward - looking statements, which are subject to risks, uncertainties and assumptions . Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications . Statistical data in these publications also include projections based on a number of assumptions . The Chinese amusement park industry may not grow at the rate projected by market data, or at all . Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our shares . In addition, the rapidly evolving nature of the amusement park industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . Free Writing Prospectus Statement 2

Table of Contents 01 Company Overview 02 Investment Highlights 03 Business Overview 04 Industry Overview 05 Growth Initiatives 06 Financial Highlights

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 4 Issuer Golden Heaven Group Holdings Ltd. Securities Ordinary Shares Offering Type Initial Public Offering Proposed Ticker Nasdaq: GDHG Ordinary Shares Offered 6,000,000 Ordinary Shares Offering Price US$4 to US$5 per Ordinary Share Gross Proceeds Approximately US$27 million (based on the midpoint of the estimated initial public offering price) Use of Proceeds (Approximately) • 40% for expanding market share • 20% for upgrading existing amusement parks, software and systems • 10% for improving internal control • 10% for increasing brand recognition through marketing and promotional activities • 10% for working capital purposes • 5% for increasing employees’ compensation and benefit packages, and investing in job training • 5% for emergency funds to be used when needed Underwriter Revere Securities LLC and R.F. Lafferty & Co., Inc. Offering Summary 4 A0 A1

Company Overview

Jinsheng Amusement 金生游乐

We are an amusement park operator in China, headquartered in Nanping City, Fujian Province, known as "the birthplace of the Chinese amusement park industry."

Features of Golden Heaven Amusement Parks	
Location	Proximity to urban areas, residential areas, and other famous attractions, such as 4A/5A Scenic Spots*
Operating Time	Daily from 9:00 AM to 10:00 PM
Operating Scale	6 amusement parks consisting of amusement parks, water parks and complementary recreational facilities
Admission	Prepaid cards
Target Visitors	All Age Groups
Tourist Sources	Local Urban Area, Surrounding Rural Places, and Visitors from Nearby Attractions

426,560 Square Meters

6 Properties

139 Rides & Attractions

21 Million Accessible Population

Note: * AAAAA (5A) /AAAA(4A) Scenic Spots are awarded to the most important and best-maintained tourist attractions in the People's Republic of China, given the highest and the second highest level in the rating categories used by the Ministry of Culture and Tourism.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

5

Corporate Structure



Qingyu Investment Ltd. BVI, 2019
Jinzheng Investment Co PTE. LTD. Singapore, 2021
Hong Kong Greater Power Ventures Limited HK, 2017
WONG Kei Kai
CHEN Yong
Other Minority Shareholders
Public Shareholders
Pre-IPO%Post-IPO%
20%/17.86%
30%/26.79%
5.82%/5.20%
5.49%/4.90%
5.49%/4.90%
33.2%/29.64%
0%/10.71%
Golden Heaven Group Holdings Ltd. "Golden Heaven Cayman" Cayman Islands, 2020
100%
Golden Heaven Management Ltd. "Golden Heaven BVI" BVI, 2020
100%
Golden Heaven Group Management Limited "Golden Heaven HK" HK, 2020
Offshore
100%
Onshore
Nanping Golden Heaven Amusement Park Management Co., Ltd. "Golden Heaven WFOE" PRC, 2020
100%
Changde Jinsheng Amusement Development Co., Ltd. PRC, 2013
100%
Qujing Jinsheng Amusement Investment Co., Ltd. PRC, 2015
100%
Tongling Jinsheng Amusement Investment Co., Ltd. PRC, 2015
100%
Yuxi Jinsheng Amusement Development Co., Ltd. PRC, 2008
100%
Yueyang Jinsheng Amusement Development Co., Ltd. PRC, 2015
100%
Mangshi Jinsheng Amusement Park Co., Ltd. PRC, 2017

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

6

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Easily Accessible Amusement Park Locations Experienced Senior Management Teams Continued Guest Commitment The Quality & Variety of Cost - effective Entertainment Offerings Investment Highlights 7

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 8 *Based on years of establishment, the parks can be classified into earlier parks & more recent parks. Each of the earlier par ks is smaller and lies in the center of the city where they are situated. In comparison, each more recent park is grander and sits in the vicinity of some of the most visited national tourist attractions. More Recent Parks* The Earlier Parks* 2013 2008 21 Rides & Attractions About 7,000 Sq. M. Yunnan Yuxi Jinsheng Amusement Park 2014 22 Rides & Attractions About 7,000 Sq. M. Qujing Jinsheng Amusement Park 2017 27 Rides & Attractions About 84,918 Sq. M. Tongling West Lake Amusement World 2016 23 Rides & Attractions About 20,810 Sq. M. Changde Jinsheng Amusement Park 2018 28 Rides & Attractions About 302,667 Sq. M. Yueyang Amusement World 8 Mangshi Jinsheng Amusement Park 18 Rides & Attractions About 5,667 Sq. M. Business Overview Parks Overview

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9 Business Overview See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9 Our Parks

Business Overview

Continued Guest Commitment



Number of Guests
(in '000)
320
370
FY21
FY22

Yunnan Yuxi Jinsheng Amusement Park

2.24 Million Local Population
530 Guests at Full Capacity
Exclusivity Clause*



Number of Guests
(in '000)
160
160
FY21
FY22

Qujing Jinsheng Amusement Park

5.76 Million Local Population
480 Guests at Full Capacity
Exclusivity Clause*



Number of Guests
(in '000)
120
110
FY21
FY22

Mangshi Jinsheng Amusement Park

0.44 Million Local Population
740 Guests at Full Capacity
Exclusivity Clause*

Total Number of Guest Visits at the Parks

FY21	FY22
2.40 Million	2.41 Million



Changde Jinsheng Amusement Park

6.07 Million Local Population
850 Guests at Full Capacity



Number of Guests
(in '000)
520
530
FY21
FY22

Tongling West Lake Amusement World

1.31 Million Local Population
700 Guests at Full Capacity



Number of Guests
(in '000)
350
350
FY21
FY22

Yueyang Amusement World

5.05 Million Local Population
1,100 Guests at Full Capacity
Exclusivity Clause*



Number of Guests
(in '000)
930
890
FY21
FY22

Note: All numbers on this page are approximate numbers. *Represents whether the local government authority promises that our operating entity would be the exclusive amusement park operator and that no other competitor would be allowed in the locality. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

10

Business Overview

Jinsheng Amusement 金生游乐

Cooperation with Local Governments

	Park Name	Location	Exclusivity Clause[1]	Examples of Promised Governmental Support	Promised Capital Investment (US$ In Millions)[2]
1	Yuxi Jinsheng Amusement Park	Yuxi City, Yunnan Province	Yes	Assisting with obtaining permits and regulatory approval, helping to handle disruptions in park construction and operation	1.52
2	Changde Jinsheng Amusement Park	Changde City, Hunan Province	No	Facilitating construction of park infrastructure, helping with ensuring park safety, fire control, and sanitation	4.56
3	Qujing Jinsheng Amusement Park	Qujing City, Yunnan Province	Yes	Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure	-
4	Mangshi Jinsheng Amusement Park	Mangshi City, Yunnan Province	Yes	Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure, helping to handle disruptions in park construction and operation, maintaining greenery landscapes	2.28
5	Tongling West Lake Amusement World	Tongling City, Anhui Province	No	Assisting with ensuring appropriate land use	39.54
6	Yueyang Amusement World	Yueyang City, Hunan Province	Yes	Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure, helping to handle disruptions in park construction and operation	83.63

Note: (1)Represents whether the local government authority promises that our operating entity would be the exclusive amusement park operator and that no other competitor would be allowed in the locality;

(2) Represents our operating entity's promised minimum capital investment in the park project.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

11

Business Overview

Products & Services

We seek to provide comprehensive entertainment packages. The parks feature a diverse array of rides designed to be both thrilling and family-friendly, along with shows and other attractions.

Rides & Attractions

- We generate significant revenue from guest spending on rides & attractions.
- The parks contain **139 rides and attractions** in aggregate.
- Popular rides and attractions include roller coasters, Ferris wheels, carousels, double flying rides, pirate ships, bumper cars, pendulum rides, sky-high swing rides, children's parks, musical fountains, ice rinks, boat rides, and water attractions.
- Our professional maintenance personnel are well versed in the applicable safety standards, and they conduct both daily and monthly inspections on all of the rides and attractions, to ensure compliance with the applicable national and industrial safety standards.







Product Pricing & Payment Options

- We are competitive due to the quality and variety of cost-effective entertainment offerings. The parks charge each guest RMB20 (US$3.04) to RMB30 (US$4.56) on average for access to the rides & attractions.
- To enjoy the rides and attractions the parks offer, the guests need to obtain prepaid cards at ticket booths with a modest security deposit of less than $2; however, no such deposit has been required since January 1, 2022. As of the date of this presentation, **more than 600,000 prepaid cards** have been issued. We estimate each prepaid card is used for approximately two to three times each week.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

12

Business Overview

Products & Services

Gourmet Festivals, Circus Performances

✓ Circus performances offer a variety of programs:
- Tigers jumping through fire rings
- Bears playing basketball
- Monkey dancing
- Diabolo
- Aerial silks
- Magic tricks

✓ Gourmet festivals present to the guests a wide range of culinary options from all over China.

✓ To ensure the success of the special events, we entered into binding cooperation agreements with one partner, named Zigong City Dragon Culture & Art Co. Ltd., which specializes in urban lighting, artistic landscaping, and exhibition designs. It has plentiful resources for hosting gourmet festivals and circus performances.

Convenience Stores

✓ We receive regular rental payments made by commercial tenants who run convenience stores and by operators who manage particular amusement facilities in Yuxi, Mangshi and Yueyang.

✓ The commercial tenants manage and operate convenience stores that sell a selection of foods and drinks to the guests at the parks.





See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

13

Business Overview

Parks Guests

Guests have demonstrated their commitment to continually visiting the operating entities' parks, with guests revisiting the parks and reloading their prepaid cards, especially during the weekends and holidays. We estimate each prepaid card is used for approximately two to three times each week.

Guests Demographic & Characteristics

	Visit Time	Visit Reason	Attraction Preference
Young Adults Ages 20~30	Over the weekends	To be attracted by large-scale or thrilling amusement facilities	✓ Ferris Wheels ✓ Roller Coaster ✓ Pendulum Rides ✓ Sky-high Swing Rides
Teenagers, Children, & Family Groups	At Any Time During Open Hours	To be attracted by a combination of educational encounters & family-friendly attractions	✓ Carousels ✓ Bumper Cars

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

14

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 15 Business Overview Experienced Senior Management Team • Ms . Jin has served as the Chairman of the Board of Directors of the Company since January 2020 . • Ms . Jin has served as the Chairman of the Board of Directors of Nanping Jinsheng Amusement Management Ltd . since 2017 . • Ms . Jin was the Chief Financial Officer of Fujian Renkang Pharmaceutical Co . , Ltd . from 2005 to 2017 . • Ms . Jin was the Chief Financial Officer of Fujian Tongjitang Pharmacy Co . , Ltd . from 1998 to 2005 . • Ms . Jin holds a Bachelor’s degree in Law from Central China Normal University . Ms. Qiong Jin CEO and Chairman of the Board of Directors • Mr . Gong has served as our Chief Financial Officer since 2020 . • Mr . Gong was the Chief Financial Officer of Nanping Jinsheng Amusement Management Ltd . from 2017 to 2020 . • Mr . Gong was the Finance Manager of Fujian Futian Garments Group Co . , Ltd . from 2003 to 2017 . • Mr . Gong holds a Bachelor’s degree in Accounting from Zhengzhou University of Light Industry . Mr. Jinguang Gong CFO

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 16 16 Business Overview Board Of Directors • Ms . Jin has served as the Chairman of the Board of Directors of the Company since January 2020 . • Ms . Jin has served as the Chairman of the Board of Directors of Nanping Jinsheng Amusement Management Ltd . since 2017 . • Ms . Jin was the Chief Financial Officer of Fujian Renkang Pharmaceutical Co . , Ltd . from 2005 to 2017 . • Ms . Jin was the Chief Financial Officer of Fujian Tongjitang Pharmacy Co . , Ltd . from 1998 to 2005 . • Ms . Jin holds a Bachelor’s degree in Law from Central China Normal University . • Mr . Wang has served as our Director since April 2022 . • Mr . Wang has also served as the Chairman of the Board of Directors of Fujian Ruishi Hotel Management Co . , Ltd . since 2017 . • Mr . Wang was the Deputy General Manager of Wuhan Zhongheng Zhuangzhou Information Technology Co . , Ltd . from 2014 to 2019 . • Mr . Wang holds a Bachelor’s degree in Business Administration from Xiamen University . Mr. Jinhua Wang Director • Mr . Lin has served as our Independent Director since April 2022 . • Mr . Lin has served as a Project Manager and a national certified constructor of Fujian Minxiang Construction Engineering Co . , Ltd . since 2014 . • Mr . Lin served as an Office Manager of Fujian Hengchun Pharmaceutical Co . , Ltd . from 2002 to 2014 . • Mr . Lin holds a Bachelor’s degree in Medical Botany from Fujian Agriculture and Forestry University, and a Master’s degree in Business Administration from Fuzhou University . Mr. Daofu Lin Independent Director • Mr . Chen has served as our Independent Director since April 2022 . • Mr . Chen has served as an Independent Director of Organic Tea Cosmetics Holdings Company Limited since 2020 . • Mr . Chen was the Deputy General Manager of Fujian High Fortune Bio - Tech Corp . from 2016 to 2019 . • Mr . Bin Chen holds a Vocational degree in Economic Information Management from Fujian Business University . Mr. Bin Chen Independent Director • Mr . Viotto has served as our Independent Director since May 2022 . • Mr . Viotto currently serves as the Chief Financial Officer for Fuse Group Holdings Inc . , an OTC OB Market listed company (trading symbol : FUST) . • Mr . Viotto has been the President of MJV Consulting since October 2014 . • Mr . Viotto received his Bachelor of Science Degree in Business Administration from California Polytechnic University located in Pomona, California in March 1985 . Mr. Michael John Viotto Independent Director Ms. Qiong Jin CEO and Chairman of the Board of Directors

Industry Overview

China's Macroeconomic Background

Overall Economic Development Trend in China

- According to the International Monetary Fund ("IMF"), the Chinese GDP will grow by around 4.4% in 2022. The IMF forecasts the GDP per capita of China will be RMB102,781 by 2026, with a CAGR of 4.9% from 2021 to 2026.

Increasing Disposable Income Per Capita in China

- According to the National Bureau of Statistics of China (the "NBS"), the disposable income per capita of China increased from RMB18,311 in 2013 to RMB35,128 in 2021, with a CAGR of 8.5%. IResearch Inc. estimates China's disposable income per capita will reach RMB51,300 in 2026, with a CAGR of 7.9% from 2021 to 2026.

Increasing Entertainment Expenditure in China

- According to NBS, the expenditure on education, culture and entertainment ("ECE") per capita in China increased from RMB1,398 in 2013 to RMB2,599 in 2021, with a CAGR of 8.1%. IResearch Inc. estimates the ECE will increase, collectively, to RMB4,241 in 2026, with a CAGR of 10.3% from 2021 to 2026.

Increasing Spending Power in Third- and Lower-Tier Cities

- The GDP per capita in third- and lower-tier cities in China has grown at an increasing rate on the average. According to the NBS, the GDP per capita in third-tier cities in 2021 was RMB74,502, up by 70.15% from RMB43,785 in 2013, while first-tier cities grew by only 54.05%.

Higher Proportion of Disposable Income to the Total Income in Third-Tier Cities

- According to the NBS, the house-price-to-income ratio was 24.35 in first-tier cities, 11.58 in second-tier cities, and 10.09 in third-tier cities in 2020. Compared to first- and second-tier cities, residents in third-tier cities have a higher proportion of disposable income after mortgage payments to their total income.

Increasing Number of Tourists in China

- According to the 2021 China Travel Market Outlook, a report released by McKinsey & Company, the Chinese tourism market will recover to the pre-COVID level in 2023. IResearch Inc. estimates that compared with 2022, the Chinese tourism market in 2023 will grow at a rate of 50.9%.

Sources: International Monetary Fund, National Bureau of Statistics of China, iResearch Analysis

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

17

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Amusement Parks Market Size of China Industry Overview Sources: Expert Interviews, iResearch Analysis 18 The amusement park market in China sustained a moderate growth trend before the pandemic. The market size for this market grew from RMB9.49 billion in 2016 to RMB12.15 billion in 2019, with a CAGR of 8.6%. However, the market size was RMB6.53 billion in 2020, with a negative growth rate of about - 46.29%. Such a decrease in market size was attributed to amusement park closures, travel restrictions, and fewer resident excursions during the COVID - 19 pandemic. The amusement park market is expected to recover gradually from the impact of the pandemic in 2021. Should the guest volume of amusement parks increase in such an event, the expectation is that the amusement park revenue will increase accordingly. The market size is expected to grow from RMB8.48 billion in 2021 to RMB12.65 billion in 2025.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Growth Drivers of Amusement Parks In China Industry Overview 19 Recent Laws, Regulations, and Policies Emphasizing the Importance of Developing the Cultural, Entertainment, and Tourism Industries Guests from Vicinity Areas and Tourist Attractions Contributing to the Guest Volume Opportunities from the Promotion of “Night Economy”* Parent - Child Tours Developing into an Important Type of Tourism Opportunities from the Promotion of “Night Economy”* Guests from Vicinity Areas and Tourist Attractions Contributing to the Guest Volume Sources: iResearch Analysis Note: The Night Economy in China refers to economic activities from 7pm to 6am next morning.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Revenue Model of Amusement Parks Industry Overview Sources: iResearch Analysis 20 Pay - as - you - go Model Pay - one - price Model Definition Revenue Cost Convenience to Guests Admissions • Pay - one - price model charges a set price for park admission . • Pay - one - price model enables parks to easily forecast revenue, calculate guest spending per capita and adjust admission prices based on seasonal or holiday demands . Pay - one - price model encourages prolonged guest visits and increased guest spending per capita . • Pay - one - price model can reduce ticket printing costs, labor costs, and management costs, due to the ease of forecasting guest volumes . • Pay - one - price model promotes the use of less popular amusement facilities, improves the overall frequency of facility usage, and increases the operational efficiency . • Admission fees are adjustable on a daily or seasonal basis, in light of factors such as weather conditions and holiday seasons . Admission fees typically increase in busy seasons, such as the summer, and decrease in slow seasons . Pay - one - price model makes it easier to gather guest statistics and adjust admission fees to maximize guest volumes in the given time period . • Pay - as - you - go model charges access to each amusement facility without a general admission fee . • Pay - as - you - go model does not enable parks to easily forecast guest volumes or conveniently adjust seasonal prices for access to facilities . This model enables guests to choose desired amusement facilities . • Pay - as - you - go model leads to higher labor costs and makes it harder to gather statistics of guest volumes and revenue . • Pay - as - you - go model improves guest autonomy and enables guests to choose their desired facilities and plan their visits accordingly . • Under the pay - as - you - go model, guest spending per capita is usually uncertain . Revenue can fluctuate based on factors such as weather conditions .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Entry Barriers • Location • Operation Scale • Landscape • Amusement Facilities • Supporting Facilities • Performing Arts Competitive Factors Industry Overview Competitive Factors & Entry Barriers of Amusement Parks Sources: iResearch Analysis 21 Land Barrier Regulatory Compliance Barrier Capital Barrier Talent Barrier • There is a limited supply of land appropriate for amusement park development in China . The cost of the land lease is approximately 55 % of the total investment in an amusement park project according to iResearch Inc . • Amusement park development demands large capital investments and can be highly risky . Large capital investments range from RMB 9 million to RMB 80 million, are required for park design, park infrastructure, rides and attractions, daily operations, maintenance and renovation according to iResearch Inc . • Acquiring professional talents in planning and design, equipment operation and maintenance, and operation management, can be an entry barrier for new competitors. • The Chinese government authorities have implemented comprehensive regulations for amusement parks’ planning, construction, operation, safety, environmental protection, and sanitation .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. The pricing adjustment will accompany new product introductions, infrastructure improvements, and/or more user - friendly facilities. Raising Prices To broaden service packages and may provide dining options and hotel lodging services. Broadening Service Package To introduce unique entertainment products that are tailored to the consumer preferences of each region. Introducing Unique Products To optimize project management by improving the usage rates of the rides and attractions in non - peak periods and enhancing the quality of service. Optimizing Project Management To increase the number of guest visits by 15% each year. Attracting More Guests To estimate guests’ spending power and develop new admission options in the future, including season passes, annual passes, and other membership programs. Developing Membership Programs Growth Initiatives 22

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. $37.43 $39.38 $1.09 $1.09 $1.32 FY2021 FY2022 Sales of in-park Recreation Rental Income Park Service Fees $41.79 $38.52 Financial Highlights 23 ( US $ in millions) Revenue Note : Fiscal Year Ended September 30 . Sales of in - park recreation primarily consist of charges for access to rides and attractions . Rental income primarily consists of regular rental payments from commercial tenants who operate convenience stores within the parks, and from operators of amusement facilities in Yuxi , Mangshi and Yueyang . Park service fees primarily consist of income from special events, including gourmet festivals and circus performances .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. (US$ in millions and % Margin) Financial Highlights 24 Note : Fiscal Year Ended September 30 . $26.83 $30.17 FY2021 FY2022 69.7% Gross Profit & Gross Margin $13.58 $14.33 FY2021 FY2022 35.3% (US$ in millions and % Margin) Net Income & Net Income Margin 72.2% 34.3%

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Email: group@jsyoule.com Tel: +86 0599 8508022 Address: No. 8 Banhouhaichuan Rd Xiqin Town, Yanping District Nanping City, Fujian Province, China Issuer: Golden Heaven Group Holdings Ltd. Dajiang Guo, PhD, CFA Head of Investment Banking, Sr. Managing Director Email: dguo@reveresecurities.com Tel: +1 (212) 688 - 2238 Address: 650 Fifth Avenue, 35th Floor New York, NY 10019 USA Underwriter: Revere Securities LLC Contact 25 Email: info@rflafferty.com  Tel: +1 (212) 293 - 9090 Address: 40 Wall Street, 29th Floor New York, NY 10005 Underwriter: R.F. Lafferty & Co., Inc.